Exhibit 99.1

For more information:

Ross Ely, HyperSpace Communications, Inc.

Phone (208) 893-1560

Email investor@ehyperspace.com

HYPERSPACE COMMUNICATIONS, INC. RECEIVES AMEX NOTICE LETTER ACCEPTING ITS PLAN OF COMPLIANCE

Denver, CO, June 15, 2006— HyperSpace Communications, Inc. (AMEX:HCO) announced today that it has received a letter from the American Stock Exchange (Amex) accepting its plan for regaining compliance with the Exchange’s continued listing standards. The Amex has granted HyperSpace an extension until June 30, 2006 to regain compliance with its continued listing standards.

Previously, the Amex had notified Hyperspace that it was out of compliance with Rule 1003(a)(iv) of the Amex Company Guide relating to financial condition and operating results, and therefore did not meet the Exchange's continued listing standards. HyperSpace was afforded the opportunity to submit a plan of compliance to Amex, and submitted its plan on April 26, 2006.

HyperSpace will be subject to periodic review by the Amex staff during the extension period. Failure to make progress consistent with the plan or regain compliance with the continued listing standards by the end of the extension period could result in HyperSpace being delisted from the American Stock Exchange.

More information concerning the Amex letter can be found in the Form 8-K filed by HyperSpace on June 15, 2006.

About HyperSpace Communications:

HyperSpace Communications, Inc. (AMEX: HCO), through its subsidiary MPC Computers, provides enterprise IT hardware solutions to mid-sized businesses, government agencies and education organizations. MPC offers standards-based server and storage products, along with PC products and computer peripherals, all of which are backed by an industry-leading level of service and support. Additionally, the company provides contract manufacturing and distribution services to partners in the PC industry through its DirectCM division. For more information, visit HyperSpace online at www.ehyperspace.com

Cautionary Statement

Certain statements in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve a number of risks, uncertainties and other factors that could cause actual results, performance or achievements of HyperSpace Communications to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements include the statements relating to HyperSpace Communication’s ability to make progress consistent with its plan of compliance or to regain compliance with the continued listing standards. Other factors, which could materially affect such forward-looking statements, can be found in HyperSpace Communications' filings with the Securities and Exchange Commission, including risk factors at www.sec.gov. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and HyperSpace Communications undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.